UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 23, 2011

KENSINGTON LEASING, LTD.
(Name of small business issuer specified in its charter)

Nevada	000-53559	80-0214025
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

1005 S. Center St.
Redlands, CA  92373
(Address of principal executive offices)

 (former name or former address, if changed since last report)

909-708-3708
(Registrant’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Exchange Agreement

On March 23, 2011, Kensington Leasing, Ltd. (“Kensington”) entered into an Exchange Agreement (the “Exchange Agreement”) with Wikifamilies SA, a corporation organized under the laws of Switzerland (“Wikifamilies”), and the shareholders of Wikifamilies, Malcolm Hutchinson, Robert Coleridge, Rigosa Finance Limited, and TC Holdings LLC (collectively, the “Wikifamilies Shareholders”).

Wikifamilies SA is a pre-revenue development stage Swiss company formed to design, develop and operate an Internet-based social media website, Wikifamilies.com, with a unique emphasis on families and new technologies.  This web-based platform is intended to enhance the ability of families to communicate and share family history and events while providing a secure location to transact family-related business matters. Wikifamilies intends to launch the website in the second calendar quarter of 2011.

Pursuant to the Exchange Agreement, Kensington agreed to purchase all of the outstanding securities of Wikifamilies from the Wikifamilies Shareholders in exchange for an aggregate amount of 31,500,000 shares of common stock (“Common Stock”) of Kensington (“Kensingtion Shares”), which at closing is anticipated to represent approximately 68.43% of Kensington Leasing’s outstanding Common Stock.  In addition, upon signing of the Exchange Agreement, Kensington advanced to Wikifamilies $75,000 pursuant to a convertible note payable upon the closing of the Exchange Agreement.  If the Exchange Agreement is terminated for any reason, the note will automatically convert into shares of common stock representing approximately 1.84% of the equity interests of Wikifamilies.

Pursuant to the Exchange Agreement, upon closing and subject to the requirements of the Securities Exchange Act of 1934, Mr. Hutchinson will be appointed as a director and Chief Executive Officer and President of Kensington, Chris Dengler, an affiliate of TC Holdings LLC, will be appointed as a director and Chief Technology Officer, and Robert Coleridge will be appointed as a director and Chief Software Officer.  Upon closing, Charlotte Hopkins and Michael T. Ryan will resign as directors.

The Exchange Agreement contains customary representations and warranties and covenants of Wikifamilies and the Wikifamilies Shareholders regarding the operation of the business prior to the closing.  The closing is subject to customary conditions, including the parties satisfactory completion of due diligence and the completion of an audit of Wikifamilies’s financial statements from inception to the year ended December 31, 2010.  In connection with the transaction, the Wikifamilies Shareholders have agreed not to compete with Kensington for three years after their holdings of Kensington become de minimis.

The parties will consummate the transaction as soon as possible after the required conditions have been met.

Stock Purchase Agreement

On March 23, 2011, Kensington entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Angelique de Maison, its current Chairman of the Board of Directors and Chief Executive Officer.  Pursuant to the Stock Purchase Agreement, Kensington has agreed to sell, and Ms. de Maison has agreed to purchase shares of Common Stock are to be purchased as follows:

•	300,000 shares of Common Stock at a purchase price of $.25 per share upon execution of the Stock Purchase Agreement;

•	600,000 shares of Common Stock at a purchase price of $.25 per share upon closing of the transactions contemplated by the Exchange Agreement;

•
after the closing of the transactions contemplated by the Exchange Agreement, up to $100,000 of shares of Common Stock per month, at a purchase price of $.25 for a period of 18 months, as requested by Kensington.

If certain budgetary projections are not met, the purchase price for future monthly installments will be reduced to $.20 per share of Common Stock and additional shares of Common Stock will be issued in order to retroactively adjust the purchase price for any previously purchased shares.

As a condition to each installment, Kensington must be solvent and in the same line of business as of the date of the Closing, there must not have been any material breach of the Exchange Agreement by Wikifamilies or its shareholders, and Kensington must not have become subject to any material contingent liability.  Furthermore, either Ms. de Maison may terminate her obligations with respect to the installments if the closing contemplated by the Exchange Agreement has not occurred by May 31, 2011 or upon the occurrence of certain events, including her removal from the Board of Directors, Kensington undergoing a change in control (as defined in the Stock Purchase Agreement), Kensington failing to meet the agreed upon projected budget by a specified amount, or Kensington becoming subject to bankruptcy proceedings or a material contingent liability.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Reference is also made to the information provided under item 1.01 of this Report, which is incorporated herein by this reference.  All issuances of securities pursuant to the above have been made, or will be made, in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended and/or Regulation D thereunder.  No general solicitation or advertising was used in connection with the sale of the shares, and Kensington has imposed appropriate limitations on resales.  There was no underwriter involved.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits:

Exhibit	Description

99.1	Press Release dated March 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSINGTON LEASING, LTD.

Date: March 25, 2011	By:	/s/ Trish Malone
Trish Malone
Chief Financial Officer